Exhibit 4.12

Execution Version

REGISTRATION AND PREEMPTIVE RIGHTS AGREEMENT

by and among

Healthcare Technology Holdings, Inc.,

and

Certain Stockholders of Healthcare Technology Holdings, Inc.

Dated as of February 26, 2010

i

ARTICLE VIII MISCELLANEOUS		24

8.1.	Authority: Effect	24

8.2.	Notices	25

8.3.	Merger; Binding Effect, Etc	25

8.4.	Descriptive Headings	26

8.5.	Counterparts	26

8.6.	Severability	26

8.7.	No Recourse	26

ARTICLE IX GOVERNING LAW		26

9.1.	Governing Law	26

9.2.	Jurisdiction	27

9.3.	Waiver Of Jury Trial	27

9.4.	Exercise of Rights and Remedies	27

ii

REGISTRATION AND PREEMPTIVE RIGHTS AGREEMENT

This Registration and Preemptive Rights Agreement (this “Agreement”) is made as of February 26, 2010, by and among:

(i)	Healthcare Technology Holdings, Inc. (the “Company”);

(ii)	each Person executing this Agreement and listed as a “Manager” on the signature pages hereto, together with any other Persons that from time to time become party hereto as Managers (collectively, the “Managers”); and

(iii)	each Person executing this Agreement and listed as a “Manager Designee” on the signature pages hereto, together with any other Persons that from time to time become party hereto as Manager Designees (collectively, the “Manager Designees”).

RECITALS

1. Healthcare Technology Acquisition, Inc., an indirect wholly-owned subsidiary of the Company (“Merger Sub”), the Company and IMS have entered into an Agreement and Plan of Merger, dated as of November 5, 2009 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into IMS (the “Merger”), with IMS as the surviving corporation.

2. Upon the Closing (as defined below), the Company’s Common Stock, Options and SARs are held as set forth on Schedule I hereto.

3. In connection with the foregoing, the Company and certain stockholders of the Company are entering into a Management Stockholders Agreement dated on or about the date hereof (the “Stockholders Agreement”).

4. The parties believe that it is in the best interests of the Company and the other parties hereto to set forth their agreements on certain matters.

AGREEMENT

Therefore, the parties hereto hereby agree as follows:

ARTICLE I

EFFECTIVENESS; DEFINITIONS

1.1. Effectiveness. This Agreement will become effective upon consummation of the closing under the Merger Agreement (the “Closing”).

1.2. Definitions. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Article VII hereof.

ARTICLE II

PREEMPTIVE RIGHTS

2.1. General. The Company may not issue or sell any shares of its capital stock, or any securities convertible into or exchangeable for any shares of its capital stock, and may not issue or grant any options or warrants for the purchase of, or enter into any agreements providing for the issuance (contingent or otherwise) of, its capital stock, or any securities convertible into or exchangeable for any shares of its capital stock, in each case, to any Investor or Affiliated Fund (each an “Issuance” of “Subject Securities”), except in compliance with the provisions of Sections 2.2 and 2.3.

2.2. Preemptive Rights.

2.2.1 Offer. Not fewer than twenty (20) Business Days prior to the consummation of an Issuance, the Company shall furnish a notice (the “Preemptive Rights Notice”) to each holder of record of Eligible Shares (the “Eligible Offerees”). The Preemptive Rights Notice shall include:

(a) The principal terms of the proposed Issuance, including: (i) the amount and kind of Subject Securities to be included in the Issuance, (ii) the number of Equivalent Shares represented by the Subject Securities to be included in the Issuance (if applicable), (iii) the percentage of the total number of Equivalent Shares outstanding immediately prior to giving effect to the Issuance which the number of Equivalent Shares held by the Eligible Offeree constitutes (the “Eligible Portion”), (iv) the maximum and minimum price (including, if applicable, the maximum and minimum Price Per Equivalent Share) per unit of the Subject Securities, (v) the name and address of the Investor or Affiliated Fund to whom the Subject Securities will be issued (the “Prospective Subscriber”) and (vi) the proposed issuance date; and

(b) An offer by the Company to issue, at the option of each Eligible Offeree, to the Eligible Offeree such portion of the Subject Securities to be included in the Issuance as may be requested by the Eligible Offeree (not to exceed the Eligible Offeree’s Eligible Portion of the total amount of Subject Securities to be included in the Issuance), on the same economic terms and conditions, with respect to each unit of Subject Securities issued to the Eligible Offeree, as each Prospective Subscriber will receive with respect to issued units of Subject Securities.

2.2.2 Exercise.

(a) General. Each Eligible Offeree desiring to accept the offer contained in the Preemptive Rights Notice shall send a written notice to the Company by no later than ten (10) Business Days before the anticipated issuance date, specifying the (i) number of Subject Securities (not to exceed the Eligible Portion of the total amount of Subject Securities to be included in the Issuance)

that the Eligible Offeree desires to purchase (each an “Eligible Buyer”) and (ii) to the extent that all of the Subject Securities are not subscribed for in such offer, the Eligible Buyer’s election to purchase such unsubscribed Subject Securities (with such unsubscribed Subject Securities to be allocated by the Company to such Eligible Buyer and all such other Eligible Buyers electing to purchase any such unsubscribed securities on a pro rata basis based upon the number of unsubscribed Subject Securities elected to be so purchased by all such Eligible Buyers). Each Eligible Offeree who has not so accepted such offer will be deemed to have waived all of his, her or its rights with respect to the Issuance, and the Company thereafter will be free to issue Subject Securities in the Issuance to the Prospective Subscriber and any Eligible Buyers, at a price no less than the minimum price set forth in the Preemptive Rights Notice and on other principal terms not substantially more favorable to the Prospective Subscriber than those set forth in the Preemptive Rights Notice, without any further obligation to the non-accepting Eligible Offerees. If, prior to consummation, the terms of the Issuance change with the result that the price will be less than the minimum price set forth in the Preemptive Rights Notice or that the other principal terms will be substantially more favorable to the Prospective Subscriber than those set forth in the Preemptive Rights Notice, then the Company must furnish a new, separate Preemptive Rights Notice, and must separately comply with the terms and provisions of this Section 2.2, in order to consummate the Issuance pursuant to this Section 2.2.

(b) Irrevocable Acceptance. The acceptance of each Eligible Buyer will be irrevocable except as hereinafter provided, and each Eligible Buyer will be bound and obligated to acquire in the Issuance, on the same economic terms and conditions, with respect to each unit of Subject Securities issued, as the Prospective Subscriber, such amount of Subject Securities as the Eligible Buyer has specified in his, her or its written commitment.

(c) Time Limitation. If, at the end of the 90th day following the date of the Preemptive Rights Notice (subject to extension if necessary to permit the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and applicable foreign antitrust laws), the Company has not completed the Issuance, each Eligible Buyer will be released from his, her or its obligations under the written commitment, the Preemptive Rights Notice will be null and void and the Company must furnish a separate Preemptive Rights Notice, and must separately comply with the terms and provisions of this Section 2.2, in order to consummate an Issuance pursuant to this Section 2.2.

2.2.3 Other Securities. The Company may condition the participation of the Eligible Offerees in an Issuance upon the purchase by the Eligible Offerees of any securities (including, debt securities) other than Subject Securities (“Other Securities”) if the participation of the Prospective Subscriber in the Issuance is likewise so conditioned. In such case, each Eligible Buyer shall acquire in the Issuance, together with the Subject Securities to be acquired by it, Other Securities in the same proportion to the Subject

Securities to be acquired by it as the proportion of Other Securities to Subject Securities being acquired by the Prospective Subscriber in the Issuance, on the same economic terms and conditions as the Prospective Subscriber, as to each unit of Subject Securities and Other Securities issued to the Eligible Buyers.

2.2.4 Certain Legal Requirements. If the participation in the Issuance by an Eligible Offeree as an Eligible Buyer would require under applicable law (i) the registration or qualification of the securities, or of any person as a broker or dealer or agent with respect to the securities or (ii) the provision to any participant in the Issuance of any information regarding the Company or the securities, then that Eligible Offeree will not have the right to participate in the Issuance. Without limiting the generality of the foregoing, it is understood and agreed that the Company will not be under any obligation to effect a registration of the securities under the Securities Act or similar state statutes.

2.2.5 Further Assurances. Each Eligible Offeree, and each other party hereto to whom the Shares held by that Eligible Offeree were originally issued, shall, whether in his, her or its capacity as an Eligible Buyer, stockholder, officer or director of the Company, or otherwise, take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order to expeditiously consummate each Issuance pursuant to this Section 2.2 and any related transactions, including, without limitation: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Company and the Prospective Subscriber. Without limiting the generality of the foregoing, each Eligible Buyer and Holder agrees to execute and deliver any subscription and other agreements specified by the Company to which the Prospective Subscriber will be party.

2.2.6 Expenses. All reasonable costs and expenses incurred in connection with any proposed Issuance of Subject Securities (whether or not consummated), including, all attorneys’ fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be allocated among the Eligible Buyers and any Investors who purchase Subject Securities in such Issuance pro rata based on the relative number of Subject Securities to be acquired by each of them in the Issuance.

2.2.7 Closing. The closing of an Issuance pursuant to this Section 2.2 will take place at such time and place as the Company specifies by notice to each Eligible Buyer. At the closing of any Issuance pursuant to this Section 2.2.7, each Eligible Buyer will receive the notes, certificates or other instruments evidencing the Subject Securities (and, if applicable, Other Securities) to be issued to the Eligible Buyer, registered in the name of the Eligible Buyer or his, her or its designated nominee, free and clear of any liens or encumbrances, with any transfer tax stamps affixed, against delivery by the Eligible Buyer of the applicable consideration.

2.3. Post-Issuance Notice. Notwithstanding the notice requirements of Sections 2.2.1 and 2.2.2, the Company may proceed with any Issuance prior to having complied with the provisions of Section 2.2; provided that the Company shall:

2.3.1 provide to each Holder who would have been a Eligible Offeree in connection with such Issuance (i) prompt notice of such Issuance and (ii) a notice containing the information that would have been required to be included in a Preemptive Rights Notice pursuant to Section 2.2.1, in which the actual price per unit of Subject Securities (and, if applicable, actual Price Per Equivalent Share) shall be set forth;

2.3.2 offer to issue to such Holder such number of securities of the type issued in the Issuance as are requested by such Holder (not to exceed the Eligible Portion that such Holder would have been entitled to pursuant to Section 2.2 multiplied by the sum of (i) the number of Subject Securities included in the Issuance and (ii) the aggregate number of shares issued pursuant to this Section 2.3 with respect to the Issuance) on the same economic terms and conditions with respect to such securities as the subscribers in the Issuance received; and

2.3.3 keep such offer open for a period of ten (10) Business Days, during which period, each such Holder may accept such offer by sending a written acceptance to the Company committing to purchase an amount of such securities not to exceed the Eligible Portion that such Holder would have been entitled to pursuant to Section 2.2 multiplied by the sum of (i) the number of Subject Securities included in such issuance and (ii) the aggregate number of shares issued pursuant to this Section 2.3 with respect to such Issuance.

2.4. Excluded Transactions. Notwithstanding the preceding provisions of this Article II, the preceding provisions of this Article II shall not apply to:

2.4.1 Any Issuance of shares of Common Stock upon the exercise or conversion of any Common Stock, Options, Warrants or Convertible Securities outstanding on the date hereof or Issued after the date hereof in compliance with the provisions of this Article II;

2.4.2 The Issuance of Shares to the Investors in connection with the Closing; or

2.4.3 Any Issuance of shares of Common Stock in connection with any stock split, stock dividend, stock combination or stock reclassification.

2.5. Certain Provisions Applicable to Options, Warrants, SARs and Convertible Securities. If the Issuance of Subject Securities will result in any increase in the number of shares of Common Stock issuable upon exercise, conversion or exchange of any Options, Warrants, SARs or Convertible Securities, then the number of shares (or Equivalent Shares, if applicable) of Subject Securities (and Other Securities, if applicable) that the holders of the Options, Warrants or Convertible Securities, as the case may be, are entitled to purchase pursuant to Section 2.2, if any, will be reduced, share for share, by the amount of that increase.

2.6. Acquired Shares. Any Subject Securities constituting Common Stock acquired by any Holder pursuant to this Article II will be deemed for all purposes hereof to be Eligible Shares hereunder, and will be treated hereunder as the same kind as the Shares then held by the acquiring Holder.

2.7. Period. The foregoing provisions of this Article II will expire upon the earlier of the closing of (i) a Change of Control and (ii) the Initial Public Offering.

ARTICLE III

REGISTRATION RIGHTS

The Company will perform and comply with, and will cause each of its subsidiaries to perform and comply with, such of the following provisions as are applicable to it. Each Holder will perform and comply with such of the following provisions as are applicable to that Holder.

3.1. Piggyback Registration Rights.

3.1.1 Piggyback Registration.

(a) General. Each time the Company proposes to register any shares of Common Stock under the Securities Act on a form that would permit registration of Registrable Securities for sale to the public, for its own account and/or for the account of any other Person for sale in a Public Offering, the Company will give notice to all Holders of its intention to do so. Any Holder may, by written response delivered to the Company within fifteen (15) days after the date of delivery of such notice, request that all or a specified part of the Holder’s Registrable Securities be included in such registration. The Company thereupon will use its best efforts, subject to Section 3.2.1, to cause to be included in the registration under the Securities Act all Registrable Securities that the Company has been so requested to register by Holders, to the extent required to permit the disposition (in accordance with the methods to be used by the Company in such Public Offering) of the Registrable Securities to be so registered; provided, that (i) if, at any time after giving written notice of its intention to register any securities, the Company determines for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of this determination to each Holder and, thereupon, will be relieved of the obligation to register any Registrable Securities in connection with the previously proposed registration (but not from the obligation to pay the Registration Expenses in connection therewith), and (ii) if the proposed registration involves an underwritten offering, all Holders requesting to be included in the registration must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company (with such differences as may be customary or appropriate in combined primary and secondary offerings and, in any event, without providing for indemnification or contribution obligations in excess of what is required by Section 3.3) or, in the case of a registration initiated by any Investor, such Investor.

(b) Excluded Transactions. The Company will not be obligated to effect any registration of Registrable Securities under this Section 3.1 or to give any notice to any Holder of the Company’s intent to register Registrable Securities, in each case incidental to the registration of any of the Company’s securities in connection with:

(i) A registration on Form S-4 or S-8 or any successor form to such Forms;

(ii) A registration of securities relating solely to an offering and sale to employees or directors of the Company pursuant to any employee stock option plan or other employee benefit plan arrangement;

(iii) Any Public Offering relating to the acquisition or merger after the date hereof by the Company or any of its subsidiaries of or with any other businesses, except to the extent that the Public Offering is for the sale of securities for cash; or

(iv) The Initial Public Offering.

3.1.2 Payment of Expenses. The Company will pay all Registration Expenses in connection with registrations of Registrable Securities pursuant to this Section 3.1.

3.1.3 Additional Procedures. Holders participating in any Public Offering pursuant to this Section 3.1 shall take all such actions and execute all such documents and instruments as are reasonably requested by the Company to effect the sale of the Holders’ Registrable Securities in the Public Offering, including being parties to the underwriting agreement entered into by the Company and any other selling shareholders in connection therewith and being liable in respect of the representations and warranties and the other agreements (including customary selling stockholder representations, warranties, indemnifications and “lock-up” agreements) for the benefit of the underwriters contained therein; provided, however, that (i) with respect to individual representations, warranties, indemnities and agreements of sellers of Registrable Securities in the Public Offering, the aggregate amount of such liability may not exceed the holder’s net proceeds from the offering and (ii) to the extent selling stockholders give further representations, warranties and indemnities, then with respect to all other representations, warranties and indemnities of sellers of Registrable Securities in the Public Offering, the aggregate amount of such liability may not exceed the lesser of (A) the holder’s pro rata portion of any such liability, in accordance with the holder’s portion of the total number of Registrable Securities included in the offering and (B) the holder’s net proceeds from the offering.

3.2. Certain Other Provisions.

3.2.1 Underwriter’s Cutback. In connection with any registration of shares, the underwriter may determine that marketing factors (including an adverse effect on the per share offering price, timing or distribution of the securities) require a limitation of the number of shares to be underwritten. Notwithstanding any contrary provision of this Article III, and subject to the terms of this Section 3.2.1, the underwriter may limit the number of shares which would otherwise be included in the registration by excluding any or all Registrable Securities from the registration, it being understood that, if the registration involves a registration for sale of securities for the Company’s own account, then the number of shares that the Company seeks to have registered in the registration may not be subject to exclusion, in whole or in part, under this Section 3.2.1. Upon receipt of notice from the underwriter of the need to reduce the number of shares to be included in the registration, the Company will advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration will be allocated in the following manner, unless the underwriter determines that marketing factors require a different allocation: (i) first, one hundred percent (100%) of the securities that the Company or any Person (other than a Holder of Registrable Securities) exercising a contractual right to demand registration or to participate in any registration, as the case may be, proposes to sell, and (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such registration based on the relative number of Registrable Securities requested to be included therein then held by each such Holder and (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such registration, any other securities eligible for inclusion in such registration.

For purposes of any underwriter cutback, all Registrable Securities held by any Holder will also include any Registrable Securities held by the Affiliates of the Holder, or by the estates and family members of the Holder or any trusts for the benefit of any of the foregoing Persons and the Holder, and such other Persons will be deemed to be a single selling Holder, and any pro rata reduction with respect to the selling Holder will be based upon the aggregate amount of Common Stock owned by all entities and individuals included with the selling Holder, as defined in this sentence. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation described herein will be included in such registration. Upon delivery of a written request pursuant to Section 3.1.1(a) that Registrable Securities be sold in an underwritten offering, the Holder thereof may not thereafter elect to withdraw therefrom without the written consent of the Company.

3.2.2 Registration Procedures. If, and in each case when, the Company is required to effect a registration of any Registrable Securities as provided in this Article III, the Company shall use its reasonable best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

(a) prepare the required registration statement including all exhibits and financial statements required under the Securities Act to be filed therewith,

and before filing a registration statement, prospectus or any free writing prospectus, or any amendments or supplements thereto, furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such registration statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel;

(b) as soon as reasonably practicable file with the Commission a registration statement relating to the Registrable Securities including all exhibits and financial statements required by the Commission to be filed therewith, and use its reasonable best efforts to cause such registration statement to become effective under the Securities Act as soon as practicable;

(c) prepare and file with the Commission such amendments and post-effective amendments to such registration statement and supplements to the prospectus or any free writing prospectus as may be (i) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder) or (ii) necessary to keep such registration effective for a period not in excess of 180 days (or such shorter period that will terminate when all Registrable Securities covered by the registration statement have been sold), and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such registration statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such registration statement;

(d) notify the participating Holders of Registrable Securities and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (i) when the applicable registration statement or any amendment thereto has been filed or becomes effective, and when the applicable prospectus, any amendment or supplement to such prospectus, any free writing prospectus or any amendment or supplement to such free writing prospectus has been filed, (ii) of any written comments by the Commission or any request by the Commission or any other federal or state governmental authority for amendments or supplements to such registration statement, such prospectus, such free writing prospectus or for additional information (whether before or after the effective date of the registration statement), (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or any order by the Commission or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, (iv) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects, and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(e) promptly notify each selling Holder of Registrable Securities and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable registration statement or the prospectus included in such registration statement (as then in effect) or any free writing prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such prospectus, any preliminary prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, when any free writing prospectus includes information that may conflict with the information contained in the registration statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such registration statement, prospectus or free writing prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the Commission, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such registration statement, prospectus or free writing prospectus which shall correct such misstatement or omission or effect such compliance;

(f) use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final prospectus or any free writing prospectus;

(g) promptly incorporate in a prospectus supplement, free writing prospectus or post-effective amendment such information as the managing underwriter or underwriters and any participating Holder (to the extent such request relates to the identity of or plan of distribution information relating to such Holder) agree should be included therein relating to such Holder or the plan of distribution with respect to such Registrable Securities; and make all required filings of such prospectus supplement, free writing prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement, free writing prospectus or post-effective amendment;

(h) furnish to each selling Holder of Registrable Securities and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable registration statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(i) deliver to each selling Holder of Registrable Securities and each underwriter, if any, without charge, as many copies of the applicable prospectus (including each preliminary prospectus) and any amendment or supplement thereto, each free writing prospectus and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the

Company shall consent to the use of such prospectus or any free writing prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such prospectus or any amendment or supplement thereto or free writing prospectus);

(j) on or prior to the date on which the applicable registration statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders of Registrable Securities, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(k) co-operate with the selling Holders of Registrable Securities and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters;

(l) use its reasonable best efforts to cause the Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(m) not later than the effective date of the applicable registration statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;

(n) cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(o) use its reasonable best efforts to comply with all applicable securities laws and make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(p) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable registration statement from and after a date not later than the effective date of such registration statement;

(q) use its best efforts to cause all Registrable Securities covered by the applicable registration statement to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted;

(r) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the Holders of a majority of Registrable Securities covered by the applicable registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any one attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such registration statement as shall be necessary to enable them to exercise their due diligence responsibility; provided, however, that any such Person gaining access to information regarding the Company pursuant to this Section 3.2.2(r) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Company which the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (i) the release of such information is requested or required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (ii) disclosure of such information, in the opinion of counsel to such Person, is otherwise required by law, (iii) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge, (iv) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company or (v) such information is independently developed by such Person;

(s) take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(t) take all reasonable action to ensure that any free writing prospectus complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(u) take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities.

3.2.3 Selection of Underwriters and Counsel. The underwriters and legal counsel to be retained by the Company in connection with any Public Offering will be selected by the Board, subject to any agreements to which the Company is a party in respect thereof. In connection with any registration of Registrable Securities pursuant to Section 3.1, the Holders may select one counsel to represent all Holders of Registrable Securities covered by the registration.

3.2.4 Holder Lock-Up. Each Holder shall comply with the provisions of Section 3.6 of the Stockholders Agreement applicable to a “Manager” as though that Section were set forth herein. No Holder may Transfer Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, pursuant to a waiver from a lock-up agreement described in Section 3.6 of the Stockholders Agreement unless the benefit of that waiver is extended in a pro rata manner to all Holders. In addition, in connection with any Public Offering other than the Initial Public Offering, each Holder shall comply with the provisions of Section 3.6 of the Stockholders Agreement applicable to a “Manager” as though that Section were set forth herein and as though that Section were applicable to Public Offerings other than the Initial Public Offering, except that solely for purposes of this sentence the reference in such Section 3.6 of the Stockholders Agreement to “one hundred eighty (180) days” shall instead be deemed to be a reference to “ninety (90) days”.

3.2.5 Certain Obligations of Sellers of Registrable Securities.

(a) The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such registration the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder of Registrable Securities agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(b) Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.2.2(e), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to such registration statement until such Holder’s receipt of the copies of the supplemented or amended prospectus or free writing prospectus, as the case may be, contemplated by Section 3.2.2(e), or until such Holder is advised in writing by the Company that the use of the prospectus or free writing prospectus, as the case may be, may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus or such free writing prospectus or any amendments or supplements thereto and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus or any free writing prospectus covering such Registrable Securities current at the time of receipt of such notice.

3.3. Indemnification and Contribution.

3.3.1 Indemnities of the Company. In the event of any registration of any Registrable Securities or other debt or equity securities of the Company or any of its subsidiaries under the Securities Act pursuant to this Article III or otherwise, and in connection with any registration statement or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries, including reports required and other documents filed under the Exchange Act or any free writing prospectus or amendment thereof or supplement thereto, and other documents pursuant to which any debt or equity securities of the Company or any of its subsidiaries are sold (whether or not for the account of the Company or its subsidiaries), the Company will, and hereby does, and will cause each of its subsidiaries, jointly and severally, to indemnify and hold harmless each Holder, any Person who is or might be deemed to be a controlling Person of the Company or any of its subsidiaries or representatives within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, their respective direct and indirect limited and general partners, advisory board members, advisors, directors, officers, employees, trustees, members and shareholders, and each other Person, if any, who controls any such holder or any such controlling Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person being referred to herein as a “Covered Person”), against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal expenses) (collectively “Losses”), joint or several, to which the Covered Person may be or become subject under the Securities Act, the Exchange Act, any other securities or other law of any jurisdiction, the common law or otherwise, insofar as such Losses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement under the Securities Act, any preliminary prospectus or final prospectus included therein, or any related summary prospectus, free writing prospectus or any amendment or supplement thereto, or any document incorporated by reference therein, or any other disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report, (ii) any omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or other document or report, and will reimburse the Covered Person for any legal or any other expenses incurred by it in connection with investigating or defending any such Loss whether or not such indemnified party is a party thereto; provided, however, that neither the Company nor any of its subsidiaries will be liable to any Covered Person in any such case to the extent that any such Loss arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, incorporated document or other disclosure document or other document or report, in reliance upon, and in conformity with, written information furnished to the Company or to any of its subsidiaries through an instrument duly executed by the Covered Person specifically stating that it is for use in the preparation thereof. This indemnity shall be in addition to any liability the Company may otherwise have. The indemnities of the Company and of its subsidiaries contained in this Section 3.3.1 will remain in full force and effect regardless of any investigation made by, or on behalf of, the Covered Person, and will survive any transfer of securities or any termination of this Agreement.

3.3.2 Indemnities to the Company. Subject to Section 3.3.4, the Company and any of its subsidiaries may require, as a condition to including any securities in any registration statement filed pursuant to this Article III, that the Company and any of its subsidiaries receive an undertaking satisfactory to the Company from the prospective seller of such securities, severally and not jointly, to indemnify and hold harmless the Company and any of its subsidiaries, each director of the Company or any of its subsidiaries, each officer of the Company or any of its subsidiaries who will sign such registration statement and each other Person (other than such seller), if any, who controls the Company or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each other prospective seller of such securities with respect to (i) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement under the Securities Act, any preliminary prospectus or final prospectus included therein, or any related summary prospectus, free writing prospectus or any amendment or supplement thereto, or any document incorporated by reference therein, or any other disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, in each case under subclauses (i) and (ii), to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon, and in conformity with, written information furnished to the Company or any of its subsidiaries through an instrument executed by such seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, incorporated document or other document or report. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information furnished in writing by such Persons specifically for inclusion in any prospectus or registration statement. Such indemnity will remain in full force and effect regardless of any investigation made by, or on behalf of, the Company, any of its subsidiaries or any such director, officer or controlling Person, and will survive any transfer of securities or any termination of this Agreement.

3.3.3 Contribution. If the indemnification provided for in Section 3.3.1 or 3.3.2 is unavailable to a party that would have been entitled to indemnification pursuant to the foregoing provisions of this Section 3.3 (an “Indemnitee”) in respect of any Losses referred to therein, then each party that would have been an indemnifying party thereunder shall, subject to Section 3.3.4 and in lieu of indemnifying such Indemnitee, contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such indemnifying party on the one hand and such Indemnitee on the other in connection with the acts, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact, or the omission or alleged omission to state a material fact, relates to information supplied by such indemnifying party or such Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just or equitable if contribution pursuant to this Section 3.3.3 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Section 3.3.3 shall include any legal or other expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. If indemnification is available under this Section 3.3, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 3.3.1 and 3.3.2 without regard to the provisions of this Section 3.3.3. The remedies provided for in this Section 3.3.3 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

3.3.4 Limitation on Liability of Holders of Registrable Securities. The liability of each Holder in respect of any indemnification or contribution obligation of the Holder arising under this Section 3.3 may not in any event exceed an amount equal to the gross proceeds to the Holder from the disposition of the Registrable Securities disposed of by the Holder pursuant to such registration.

3.3.5 Indemnification Procedures. Promptly after receipt by an Indemnitee of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 3.3, the Indemnitee will, if a claim in respect thereof is to be made against an indemnifying party, give prompt written notice to the latter of the commencement of such action or proceeding; provided, that the failure of the Indemnitee to give notice as provided herein will not relieve the indemnifying party of its obligations under this Section 3.3, except to the extent that the indemnifying party is actually and materially prejudiced by such failure to give notice. In case any such action or proceeding is brought against an Indemnitee, the indemnifying party will be entitled to participate therein, and to assume the defense thereof (at its expense), jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to the Indemnitee, and, after notice from the indemnifying party to the Indemnitee of the indemnifying party’s election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnitee for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation, and the indemnifying party will have no liability for any settlement made by the Indemnitee without the consent of the indemnifying party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Indemnitee will have the right to assume or continue its own defense, and the indemnifying party will not be liable for any reasonable expenses therefor, unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) in the Indemnitee’s reasonable judgment, based on the advice of its counsel, there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (c) in the Indemnitee’s reasonable judgment, based on the advice of its counsel, a conflict of interest between the Indemnitee and the indemnifying parties may exist in respect of such action or proceeding (in which case, if the Indemnitee notifies the indemnifying party in writing that the Indemnitee elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of the Indemnitee), or (d) the indemnifying party does not assume the defense of any such action or proceeding within a reasonable time after notice of commencement. No indemnifying party will settle any action or proceeding, or consent to the entry of any judgment, without the consent of the Indemnitee, unless such settlement or judgment (i) includes as an unconditional term thereof the giving by the claimant or plaintiff of a release to such Indemnitee from all liability in respect of such action or proceeding and (ii) does not involve the imposition of equitable remedies, or the imposition of any obligations on the Indemnitee, and does not otherwise adversely affect the Indemnitee, other than as a result of the imposition of financial obligations for which the Indemnitee will be indemnified hereunder. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.3.5, in connection with any proceeding or related proceedings in the same jurisdiction, bear the expenses for more than one firm of counsel for all Indemnitees in each jurisdiction unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an Indemnitee has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other Indemnitees or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an Indemnitee) between such Indemnitee and the other Indemnitees, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

3.3.6 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of Shares held by Managers to the public without registration, at all times after 90 days after the first underwritten Public Offering of the Company’s securities pursuant to an effective registration (other than on Form S-4, S-8 or a comparable form) under the Securities Act has become effective, the Company agrees to:

(a) make and keep available adequate current public information with respect to the Company, within the meaning of Rule 144;

(b) use its commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

(c) furnish to any Manager, forthwith upon written request, (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and the Exchange Act and (ii) such other reports and documents so filed by the Company as the Manager may reasonably request in availing itself of any rule or regulation of the Commission allowing the Manager to sell any Shares without registration; and

(d) take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act in transactions that would otherwise be permitted by this agreement and within the limitation of the exemptions provided by (i) Rules 144 or 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Commission.

3.3.7 Limitation on Subsequent Registration Rights. After the date hereof, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company (other than the Investors or any transferee thereof or other person or entity who becomes a party to the stockholders agreement among the Investors entered into on the date hereof) that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders, without the written consent of the holders of a majority of the Shares outstanding on such date.

ARTICLE IV

REMEDIES

4.1. Generally. The parties will have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that, in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto will be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.

ARTICLE V

PERMITTED TRANSFEREES

The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Shares effected in accordance with the terms of the Stockholders Agreement and this Agreement to a Permitted Transferee of that Holder. Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, no assignment permitted under the terms of this Article V will be effective unless the Permitted Transferee to which the assignment is being made, if not a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Shares in respect of which the assignment is made will continue to be deemed Shares and be subject to all of the provisions of this Agreement relating to Shares, and that the Permitted Transferee will be bound by, and will be a party to, this Agreement. A Permitted Transferee to whom rights are transferred pursuant to this Article V may not again transfer those rights to any other Permitted Transferee, other than as provided in this Article V.

ARTICLE VI

AMENDMENT, TERMINATION, ETC

6.1. Oral Modifications. This Agreement may not be orally amended, modified, extended or terminated, and no oral waiver of any of its terms may be effective.

6.2. Written Modifications. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Holders that hold a majority of the Shares held by all Holders; provided, however, that any amendment, modification, extension, termination or waiver (an “Amendment”) will also require the consent of any Manager or Manager Designee who would be disproportionately and adversely affected by the Amendment. Each Amendment will be binding upon each party hereto and each holder of Shares subject hereto. In addition, each party hereto and each holder of Shares subject hereto may waive any right hereunder by an instrument in writing signed by that party or holder.

6.3. Effect of Termination. No termination under this Agreement will relieve any Person of liability for breach prior to termination. If this Agreement is terminated, each Covered Person will retain the indemnification and contribution rights pursuant to Section 3.3 with respect to any matter that (i) may be an indemnified liability hereunder and (ii) occurred prior to the termination.

ARTICLE VII

DEFINITIONS

For purposes of this Agreement:

7.1. Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Article VII:

(i) The words “hereof’, “herein”, “hereunder” and words of similar import refer to this Agreement as a whole, and not to any particular Article, Section or subsection of this Agreement, and reference to a particular Article or Section of this Agreement includes all subsections thereof;

(ii) the word “including” is not limiting, and means “including, without limitation”;

(iii) definitions are equally applicable to both nouns and verbs, and to the singular and plural forms of the terms defined;

(iv) the masculine, feminine and neuter genders each include the other; and

(v) references to “Sections” refer to Sections of this agreement, unless otherwise specified.

7.2. Definitions. The following terms have the following meanings:

“Affiliate” means (a) with respect to any specified Person that is not a natural Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that no Manager (or Permitted Transferee thereof) shall be deemed an Affiliate of the Company or any of its subsidiaries for purposes of this Agreement and (b) with respect to any natural Person, any Member of the Immediate Family of such natural Person.

“Affiliated Fund” means with respect to any Investor, each corporation, trust, limited liability company, general or limited partnership or other entity under common control with that Investor (including any such entity with the same general partner or principal investment advisor as that Investor or with a general partner or principal investment advisor that is an Affiliate of the general partner or principal investment advisor of that Investor).

“Agreement” has the meaning set forth in the Preamble.

“Amendment” has the meaning set forth in Section 6.2.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Change of Control” means (i) any change in the ownership of the Company’s capital stock, if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Investors and their Affiliates will have the direct or indirect power to elect a majority of the members of the Board or (ii) any change in the ownership of the Company’s capital stock, if, immediately after giving effect thereto, the Investors and their Affiliates will own less than 25% of the Equivalent Shares.

“Closing” has the meaning set forth in Section 1.1.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Convertible Securities” means any evidence of indebtedness, shares of stock (other than Common Stock) or other securities (other than Options, Warrants and SARs) that are directly or indirectly convertible into, or exchangeable or exercisable for, shares of Common Stock.

“Covered Person” has the meaning set forth in Section 3.3.1.

“CPPIB” means CPP Investment Board Private Holdings Inc. and any of its Affiliates.

“Eligible Buyer” has the meaning set forth in Section 2.2.2.

“Eligible Offeree” has the meaning set forth in Section 2.2.1.

“Eligible Portion” has the meaning set forth in Section 2.2.1.

“Eligible Shares” means all Vested Shares held by a Manager or Manager Designee.

“Equivalent Shares” means, at any date of determination, (i) as to any outstanding shares of Common Stock, such number of shares of Common Stock and (ii) as to any outstanding Options, Warrants, SARs or Convertible Securities that constitute Shares, the maximum number of shares of Common Stock for which or into which such Options, Warrants, SARs or Convertible Securities that constitute Vested Shares may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined).

“Exchange Act” means the Securities Exchange Act of 1934, as amended and as in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Holders” means the Managers and Manager Designees holding Registrable Securities under this Agreement.

“IMS” means IMS Health Incorporated, a Delaware corporation.

“Indemnitee” has the meaning set forth in Section 3.3.3.

“Initial Public Offering” means the initial Public Offering registered on Form S-1 (or any successor form under the Securities Act) after the date hereof.

“Investors” means, collectively, TPG, CPPIB and LGP.

“Issuance” has the meaning set forth in Section 2.1.

“LGP” means, collectively, Green Equity Investors V, L.P., Green Equity Investors Side V, L.P. and LGP Iceberg Coinvest, LLC and any of their respective Affiliates.

“Losses” has the meaning set forth in Section 3.3.1.

“Manager Designees” has the meaning set forth in the Preamble.

“Managers” has the meaning set forth in the Preamble.

“Member of the Immediate Family” means, with respect to any individual, each spouse or child or other descendant of such individual, each trust created solely for the benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in his, her or its capacity as such custodian or guardian.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Options” means any options (other than call rights and put rights under Sections 5.1 and 5.2 of the Stockholders Agreement) to subscribe for, purchase or otherwise directly acquire Common Stock, other than any such option held by the Company or any right to purchase shares pursuant to this Agreement.

“Other Securities” has the meaning set forth in Section 2.2.3.

“Permitted Transferee” has the meaning set forth in the Stockholders Agreement.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Preemptive Rights Notice” has the meaning set forth in Section 2.2.1.

“Price Per Equivalent Share” means the Board’s good faith determination of the price per Equivalent Share of any Convertible Securities or Options, Warrants or SARs that are the subject of an Issuance pursuant to Article II.

“Prospective Subscriber” has the meaning set forth in Section 2.2.1.

“Public Offering” means a public offering and sale of Common Stock for cash pursuant to an effective registration statement under the Securities Act.

“Registrable Securities” means (i) all shares of Common Stock, (ii) all shares of Common Stock issuable upon exercise, conversion or exchange of any Option, Warrant, SAR or Convertible Security and (iii) all shares of Common Stock directly or indirectly issued or issuable with respect to the securities referred to in clauses (i) or (ii) above by way of stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, in each case constituting Shares. As to any particular Registrable Securities, such shares will cease to be Registrable Securities when (A) the shares have been Transferred in a Sale to which Sections 4.1 or 4.2 of the Stockholders Agreement apply, (B) a registration statement with respect to the sale of the shares has become effective under the Securities Act and the shares have been disposed of in accordance with the registration statement, (C) the shares have been Transferred pursuant to Rule 144, (D) subject to the provisions of Article V, the shares have been otherwise transferred to a Person other than a Permitted Transferee, new certificates for them not bearing a legend restricting further transfer have been delivered by the Company and subsequent disposition of them does not require registration of them under the Securities Act, (E) the shares may be distributed without volume limitation or other restrictions on transfer under Rule 144 (including without application of paragraphs (c), (e) (f) and (h) of Rule 144) or (F) the shares have ceased to be outstanding.

“Registration Expenses” means any and all expenses incident to performance of, or compliance with, Article III hereof (other than underwriting discounts and commissions paid to underwriters and transfer taxes, if any), including (i) all Commission and securities exchange or FINRA registration and filing fees, (ii) all fees and expenses of complying with securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or FINRA pursuant to Section 3.2.2(n) and (q), and all rating agency fees, (v) the fees and charges of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by, or incident to, such performance and compliance, (vi) the reasonable fees and charges of one counsel for the Holders selected pursuant to the terms of Article III hereof, and one counsel for certain Holders selected pursuant to the second proviso of Section 3.2.3, if applicable, (vii) any fees and disbursements customarily paid by the issuers of securities, (viii) expenses incurred in connection with any road show (including the reasonable out-of-pocket expenses of the Holders) and (ix) fees and expenses incurred in connection with the distribution or transfer of Registrable Securities to or by a Holder or its Permitted Transferees in connection with a Public Offering.

“Rule 144” means Rule 144 under the Securities Act (or any successor Rule).

“SAR” means any stock appreciation rights providing for the right to subscribe for, purchase or otherwise directly acquire Common Stock.

“Securities Act” means the Securities Act of 1933, as amended and as in effect from time to time.

“Shares” means (i) all shares of Common Stock held by a Manager or Manager Designee, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants, SARs or Convertible Securities and (ii) all Options, Warrants, SARs and Convertible Securities held by a Manager or Manager Designee (treating the Options, Warrants, SARs and Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by the Options, Warrants, SARs and Convertible Securities for all purposes of this Agreement, except as otherwise specifically set forth herein).

“Stockholders Agreement” has the meaning set forth in the Recitals.

“Subject Securities” has the meaning set forth in Section 2.1.

“TPG” means, collectively, TPG Partners V, TPG FOF V-A, L.P., TPG FOF V-B, L.P., TPG Partners VI, L.P., TPG FOF VI SPV, L.P., TPG Biotechnology Partners III, L.P. and TPG Iceberg Co-Invest LLC, and any of their respective Affiliates.

“Transfer” means any sale, pledge, assignment, encumbrance or other transfer or disposition of any Shares to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

“Vested Shares” means, with respect to a Manager or Manager Designee at any time, the Shares held by the Manager or Manager Designee that are not subject to vesting requirements at the time.

“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire Common Stock.

ARTICLE VIII

MISCELLANEOUS

8.1. Authority: Effect. Each party hereto represents, warrants to and agrees with each other party that the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized on behalf of the party and do not violate any agreement or other instrument applicable to the party or by which the party’s assets are bound. This Agreement does not, and may not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of the parties members of a joint venture or other association. The Company shall cause its subsidiaries to be jointly and severally liable for any payment obligation of the Company pursuant to this Agreement.

8.2. Notices. Any notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement shall be in writing and shall be (i) delivered or given personally, (ii) sent by facsimile or (iii) sent by overnight courier, in each case, to the address (or facsimile number) listed below:

If to the Company:

c/o TPG Capital Partners, L.P.

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Attention: Clive Bode

Facsimile: 817-871-4001

with copies (which will not constitute notice) to:

IMS Health Incorporated

901 Main Avenue

Norwalk, Connecticut 06851

Attention: General Counsel

Fax: (203) 845-5356

and

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention:	Alfred O. Rose Amanda McGrady Morrison

Facsimile: 617-951-7050

email:	alfred.rose@ropesgray.com amanda.morrison@ropesgray.com

If to a Manager, to the most recent address of that Manager shown on the records of the Company.

If to a Manager Designee, to the most recent address of that Manager Designee shown on the records of the Company.

Notice to the holder of record of any shares of capital stock will be deemed notice to the holder of the shares for all purposes hereof.

Unless otherwise specified herein, such notices or other communications will be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by facsimile prior to 5:00 p.m. prevailing local time on a Business Day, or if delivered after 5:00 prevailing local time on a Business Day or on other than a Business Day, on the first Business Day thereafter and (iii) two Business Days after being sent by overnight courier. Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

8.3. Merger; Binding Effect, Etc. This Agreement and the Stockholders Agreement, collectively, constitute the entire agreement of the parties with respect to the agreements’ subject matter, supersede all prior or contemporaneous oral or written agreements or discussions with respect to the agreements’ subject matter and will be binding upon, and inure to the benefit of, the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its respective rights, or delegate any of its respective obligations, under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing will be null and void.

8.4. Descriptive Headings. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and may not be construed to define or limit any of the terms or provisions hereof. This Agreement reflects the mutual intent of the parties, and no rule of construction against the drafting party will apply.

8.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

8.6. Severability. If any provision hereof would, under applicable law, be invalid or unenforceable in any respect, the provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and if any provision hereof should be held invalid or unenforceable in any respect, it will not invalidate, render unenforceable or otherwise affect any other provision hereof.

8.7. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company, each Manager and each Manager Designee covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement may be had against any current or future director, officer, employee, general or limited partner, manager, member or stockholder of any stockholder of the Company, or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment, or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, general or limited partner, manager, member or stockholder of any stockholder of the Company, or of any Affiliate or assignee thereof, as such, for any obligation of the Company or any Manager or Manager Designee under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

ARTICLE IX

GOVERNING LAW

9.1. Governing Law. This Agreement and any related dispute shall be governed by and construed in accordance with the laws of the State of Delaware.

9.2. Jurisdiction. Any action or proceeding against the parties relating in any way to this Agreement may be brought exclusively in the courts of the State of Delaware or (to the extent subject matter jurisdiction exists therefore) the United States District Court for the District of Delaware, and the parties irrevocably submit to the jurisdiction of both such courts in respect of any such action or proceeding. Any actions or proceedings to enforce a judgment issued by one of the foregoing courts may be enforced in any jurisdiction.

9.3. Waiver Of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF, OR BASED UPON, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, OR IN ANY WAY CONNECTED WITH, OR RELATED OR INCIDENTAL TO, THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 9.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9.4. Exercise of Rights and Remedies. No delay of, or omission in, the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement will impair that right, power or remedy, nor will any such delay or omission be construed as a waiver of, or acquiescence in, any such breach or default, or of any similar breach or default occurring later, nor will any delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date and year first above written.

THE COMPANY:	HEALTHCARE TECHNOLOGY HOLDINGS, INC.

	By:	/s/ Clive D. Bode
		Name:	Clive D. Bode
		Title:	Vice President and Secretary

[Signature Page to Registration and Preemptive Rights Agreement]

MANAGER:

[SIGNATURES ON FILE WITH COMPANY]

[Signature Page to Registration and Preemptive Rights Agreement]

MANAGER DESIGNEE:

[SIGNATURES ON FILE WITH COMPANY]

[Signature Page to Registration and Preemptive Rights Agreement]

Schedule I

to Registration and Preemptive Rights Agreement

STOCK OWNERSHIP AT CLOSING

Name of Manager	Common Stock	Purchase Price Per Share	Options	SARs	DC ERP notional shares
Murray L. Aitken	261,404	$1.00	—	533,659.61	—
Adel B. Al-Saleh	—		—	537,053.33	170,000
Harvey A. Ashman	115,544	$1.00	—	235,435.04	—
Jeffrey T. Baker	13,552	$1.00	—	—	—
Richard A. Bartolotta	—		—	267,384.00	—
Elisabeth Beck	—		—	117,717.52	—
Catherine Blachere	100,012	$1.00	—	—	—
David R. Carlucci	—		—	2,668,309.49	—
Paul J. Crotty	—		—	268,526.67	—
Margaret F. Cupp	47,322	$1.00	—	—	—
David J. Desch	13,728	$1.00	—	48,391.93	—
Christine J. Dusek	5,830	$1.00	—	—	—
Jose Luis Fernandez	—		—	263,681.76	212,536
Jeff Ford	—		—	274,240.00	—
Alistair Grenfell	—		—	166,863.61	—
Alex Guizzetti	—		—	205,680.00	—
Raymond H. Hill	—		—	93,333.01	280,496.65
Andrew C. Jackson	—		—	266.824.09	—
Leslye G. Katz	—		—	784,794.89	—
Kevin C. Knightly	—		—	155,996.85	483,494
Deborah Kobewka	—		—	74,273.33	—
Mary Beth Lawrence	—		—	—	125,000
Sergio Liberatore	—		—	117,717.52	—
James R. Mahon	—		—	—	100,000
Kevin S. McKay	—		—	—	295,600
Seyed A. Mortazavi	—		—	—	300,000
Alandra C. Murphy	13,970	$1.00	—	—	—
William J. Nelligan	—		—	266,664.12	300,000
Christopher S. Nickum	—		—	133,337.77	—
Donald G. Otterbein	—		—	400,001.89	—
Karla L. Packer	—		—	213,335.87	140,000
Hossam A. Sadek	—		—	400,001.89	—
Tatsuyuki Saeki	—		—	565,048.67	—
Joseph Satili	24,574	$1.00	—	—	—
Satwinder Sian	—		—	159,973.33	280,274
Marie A. Sonde	—		—	200,000.95	150,000
Hector Valle	24,574	$1.00	—	—	—
John R. Walsh	—		—	—	387,900

TOTAL	620,510		—	9,418,247.17	3,225,300.65